Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Microsoft Corporation on Form S-8 of our report dated August 24, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding retroactive adoption of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation) appearing in the Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2004.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Seattle, Washington
November 15, 2004